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                                                                 EXHIBIT 10(l)-1



                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of December 18, 1997, by and among Bell Communications Research, Inc., a Delaware Corporation ("Bellcore"), Science Applications International Corporation, a Delaware corporation ("SAIC"), and Richard C. Smith, Jr. ("Officer").


                                    RECITALS


                  WHEREAS, Bellcore is a wholly-owned subsidiary of SAIC; and


                  WHEREAS, Bellcore desires to employ Officer as its Chief Executive Officer, and Officer desires to accept employment as Bellcore's Chief Executive Officer; and


                  WHEREAS, each party wishes to set forth the provisions and conditions upon which Officer will be employed by Bellcore;


                                    AGREEMENT


                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:


                  1. BASIC AGREEMENT. Bellcore shall employ Officer, and Officer shall accept employment with Bellcore, subject to the provisions and conditions set forth in this Agreement.


                  2. TERM OF EMPLOYMENT. Officer's employment with Bellcore pursuant to this Agreement shall commence on the later of (a) January 2, 1998 and (b) the date which is thirty (30) days after execution of this Agreement (hereinafter, the "Effective Date") and shall continue until a date designated as the date of termination of Officer's employment with Bellcore in a written notice of termination delivered by either Officer or Bellcore to the other party at least thirty (30) days prior to the date so designated.


                  3.  EMPLOYMENT DUTIES; EMPLOYMENT AT-WILL.


                      3.1 Employment and Duties. Officer shall serve as Bellcore's Chief Executive Officer. Officer's authority shall be superior to that of all other officers of Bellcore, excluding only the Chairman and Vice-Chairman of Bellcore's Board of Directors. Officer at all times shall be subject to the policies and direction of Bellcore's Board of Directors and shall report to the Chairman of Bellcore's Board of Directors. During Officer's employment with Bellcore, Officer shall render exclusive and full-time services to SAIC and Bellcore and shall perform such duties as reasonably may be expected of the incumbent of his position. Officer further agrees to perform his duties faithfully, diligently and to the best of his ability and to act solely in the best interests of Bellcore and SAIC in connection with his employment with Bellcore. Officer shall not accept or undertake any position as consultant, director or advisor to any other company,



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person or business entity or association without the prior written approval of
SAIC's Vice President for Administration.


                  3.2 Employment-At-Will. Officer understands and agrees that he is an employee-at-will, and that his employment may be terminated by Bellcore at any time, with or without Cause (as hereinafter defined), subject only to Bellcore's obligation (if any) to provide those benefits set forth under paragraph 4.6 hereof.


               4. COMPENSATION.


                  4.1 Inducement Stock Award.


                      (a) Grant of SAIC Common Stock. As consideration (i) for Officer's agreement to accept employment with Bellcore and for Officer's performance of the Officer Covenants (as defined in Section 6), and (ii) to compensate Officer for the loss of vesting stock and options granted or awarded to Officer by his previous employer, SAIC shall cause to be irrevocably deposited in trust for the benefit of Officer and his beneficiaries, under the terms set forth in paragraph 4.1(b) below, vesting shares of SAIC's Class A Common Stock ("Common Stock") having a value of $1,500,000.00, determined by reference to the formula price for each share of Common Stock (as determined by SAIC's Board of Directors) (the "Formula Price") in effect as of the Effective Date (hereinafter, the "Inducement Stock Award"). (Such trust shall be referred to hereinafter as the "Rabbi Trust.") The Inducement Stock Award shall be deposited in the Rabbi Trust within [thirty (30) days] following the Effective Date.


                      (b) Terms of Rabbi Trust: Distribution. The instrument governing the Rabbi Trust (hereinafter, the "Trust Instrument"), to the extent reasonably necessary to assure that SAIC's obligations with respect to the Inducement Stock Award will continue to be treated as "unfunded" for purposes of the Employee Retirement Income Security Act ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"), shall provide that upon insolvency of SAIC the assets of the Rabbi Trust will be subject to the claims of SAIC's general creditors. The Trust Instrument shall provide that in other respects the assets of the Rabbi Trust will be maintained for the exclusive benefit of Officer and his beneficiaries, and will otherwise be subject to all fiduciary and other requirements of applicable state trust law. The Trust Instrument shall provide for the distribution of the Inducement Stock Award in accordance with its terms and conditions.


                  4.2 Base Salary. Commencing upon the Effective Date, and continuing until approximately April, 1999 (following completion of SAIC's fiscal year ending approximately January 31, 1999), as consideration for performance of Officer's duties as set forth in Section 3 of this Agreement, Bellcore shall pay to Officer a base salary at the rate of $500,000.00 per annum, which shall be payable in installments in accordance with Bellcore's standard practices and procedures. Following completion of SAIC's fiscal year ending approximately January 31, 1999 (in approximately April, 1999), Officer's base salary shall be re-evaluated and determined by Bellcore's Board of Directors.



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               4.3 Bonus Compensation.


                      (a) Annual Incentive Bonus. Bellcore shall pay to Officer, with respect to each SAIC fiscal year beginning with the fiscal year ending approximately January 31, 1999, an annual incentive bonus in such amount as shall be determined by Bellcore's Board of Directors, in its sole discretion, subject to Officer's continued employment on the date such bonus is paid. Officer's target incentive bonus with respect to each such fiscal year shall be $500,000.00 per annum ("Target Amount") based upon the attainment of performance criteria established by SAIC as described in Section 5 of this Agreement.


                      (b) Form of Payment. Officer's annual incentive bonus shall be paid in (i) cash, (ii) fully vested shares ("Vested Shares"), of Common Stock, and(or) (iii) vesting shares ("Vesting Shares") of Common Stock, in such portions as Bellcore's Board of Directors deems appropriate; provided, however, that (1) not more than fifty percent (50%) of Officer's incentive bonus shall be paid in cash and (2) not more than fifty percent (50%) of Officer's annual incentive bonus will be paid in Vesting Shares unless Officer elects in advance to receive a greater portion of his annual incentive bonus in Vesting Shares.


                      (c) Time of Payment. Officer's annual incentive bonus shall be paid at such time as SAIC or Bellcore pays annual incentive bonuses to other similarly situated employees, which customarily occurs within sixty (60) days following completion of the fiscal year with respect to which such bonuses relate.


                      (d) Vesting Schedule. Vesting Shares shall be granted in accordance with the provisions and conditions of the Bellcore Stock Incentive Plan and shall be subject to Bellcore's standard Bonus Compensation Stock Restriction Agreement as it may be in effect from time to time ("Restriction Agreement"), which shall be substantially in the form of Exhibit 4.3(d) attached hereto, and shall vest according to the following schedule: (i) twenty percent (20%) of such Vesting Shares shall vest upon the first, second and third anniversaries of the award of such Vesting Shares; and (ii) forty percent (40%) of such Vesting Shares shall vest upon the fourth anniversary of the award of such Vesting Shares.


               4.4 Stock Options.


                      (a) Initial Inducement Option Award. As consideration for Officer's performance of the Officer Covenants, and in order to induce Officer to accept employment with Bellcore, as soon as practicable following the Effective Date, SAIC shall grant (or cause Bellcore to grant) to Officer vesting options to purchase 40,000 shares of Common Stock ("Vesting Options").


                      (b) Annual Option Award. Concurrently with payment of Officer's annual bonus for SAIC fiscal year 1999 and for each SAIC fiscal year thereafter, SAIC shall grant (or cause Bellcore to grant) to Officer additional Vesting Options in such amounts as SAIC or Bellcore deems appropriate. Officer's target annual Vesting Option award shall be 30,000 Vesting Options based upon the attainment of performance criteria established by SAIC and Bellcore pursuant to Section 6 of this Agreement.



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                      (c) Option Terms. All Vesting Options shall be awarded in
accordance with SAIC's standard practices and procedures and pursuant to the provisions of SAIC's 1995 Stock Option Plan, as amended, and shall be subject to SAIC's standard Non-Qualified Stock Option Agreement and Confirmation, as it may be in effect from time to time ("Standard Option Agreement"), which currently is in the form of Exhibit 4.4(c) attached hereto. Vesting Options shall vest in accordance with the provisions of such Standard Option Agreement, which currently provides that (i) twenty percent (20%) of such Vesting Options shall vest at the end of each of the first, second and third anniversaries of the award with respect thereto, and (ii) forty percent (40%) of such Vesting Options shall vest on the fourth anniversary of such award.


               4.5 Additional Employee Benefits.


                      (a) Relocation Expenses. Officer shall be entitled to reimbursement of expenses incurred in connection with relocation of his family and principal residence to New Jersey in accordance with SAIC's standard relocation policy.


                      (b) Company Automobile. Bellcore shall provide Officer with a company vehicle or an automobile allowance in accordance with Bellcore's officer automobile policy as it may be amended from time to time, but only for such time as Bellcore continues to maintain such policy.


                      (c) Deferral Programs. Officer shall be entitled to participate in such salary and (or) bonus deferral plans or programs as may be maintained by Bellcore during the term of Officer's employment with Bellcore.


                      (d) Health and Welfare Benefits. Except as set forth in this paragraph 4.5, Officer shall be eligible, during and subsequent to his employment, only for (i) the standard health and welfare benefits, including medical, dental, disability and group life and disability insurance, which generally are made available to all Bellcore employees, and (ii) for such other employee benefit plans, including Bellcore's non-qualified benefit plans, as are set forth on Exhibit 4.5(d) or as otherwise may be approved by SAIC in writing. Officer acknowledges and agrees that only the base salary payable pursuant to paragraph 4.2 and the cash portion of the annual incentive bonus payable pursuant to paragraph 4.3 shall be credited for purposes of determining the benefits payable to Officer under any of Bellcore's pension plans which are set forth on Exhibit 4.5(d).




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               4.6 Termination of Employment; Severance Payment.


                      (a) No Termination Allowance Plan Benefits. Officer shall not be eligible for a payment under Bellcore's Termination Allowance Plan or any other severance plan or program maintained by Bellcore. In lieu thereof, Officer will be eligible only for the severance benefits determined under this paragraph
4.6. Upon termination of Officer's employment with Bellcore for any reason, all rights and entitlements of Officer under this Agreement (other than the right to receive the severance benefits determined under this paragraph 4.6) immediately shall terminate.


                      (b) Severance Payments. If, at any time, Officer is involuntarily terminated without Cause (as defined in paragraph 4.8) or is subject to Constructive Termination (as defined below), Officer shall be entitled:


                          (i) to receive a severance payment equal to Two
Million Dollars ($2,000,000.00), which shall be payable in twenty-four (24) equal monthly installments of $83,333.33, and which shall be subject to deductions and tax withholding pursuant to paragraph 4.7;


                          (ii) to receive an additional severance payment, with
respect to any Vesting Options which have not yet vested as of the date of termination of Officer's employment with Bellcore ("Unvested Options"), equal to the product of (A) the amount by which the Formula Price of the Common Stock in effect as of the date of termination of Officer's employment with Bellcore exceeds the exercise price of such Unvested Options and (B) the number of shares of Common Stock covered by such Unvested Options.


                      (c) Rights Upon Termination. Upon any termination of Officer's employment with Bellcore, for whatever reason, Officer shall be entitled to:


                          (i) base salary through the date of such termination;


                          (ii) the balance of any incentive and compensation
awards earned and payable (but not yet paid), in accordance with (1) the terms of the plan or program under which such incentive or compensation awards are made or (2) Bellcore's custom and practice;


                          (iii) the right to exercise any outstanding stock
options which have vested in accordance with their terms;


                          (iv) rights under any outstanding stock awards which
have vested in accordance with their terms;


                          (v) a lump-sum payment in respect of accrued but
unused vacation days (determined in accordance with Bellcore's standard practices and procedures) at his base salary rate on the date of such termination;




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                          (vi) other benefits (if any), except as provided
herein, in accordance with applicable plans, programs and arrangements of Bellcore, including COBRA; and


                          (vii) a payment with respect to any Vesting Shares
(but only those Vesting Shares) which Officer has elected to receive or to have deposited into the Rabbi Trust in lieu of cash or fully vested shares of Common Stock, specifically including but not limited to Vesting Shares deposited into the Rabbi Trust with respect to the Inducement Stock Award and Annual Bonus which Officer has deferred (hereinafter, the "Elective Vesting Stock"), equal to the product of (A) the Formula Price of Common Stock (in effect as of the date of termination of Officer's employment with Bellcore) and (B) the number of shares of Elective Vesting Stock which have not yet vested as of the date of termination of Officer's employment with Bellcore.


                      (d) Certain Additional Payments by Bellcore.


                          (i) Anything in this Agreement to the contrary
notwithstanding, if it shall be determined that any payment or distribution by or on behalf of Bellcore and SAIC (collectively, the "Company") to or for the benefit of Officer as a result of a Change In Control (as defined below), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 4.6(d) (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.


                          (ii) Subject to the provisions of paragraph
4.6(d)(iii) and (iv) below, all determinations required to be made under this paragraph 4.6(d), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Within 30 days after receipt of notice from Officer that there has been a Payment, or such earlier time as is requested by the Company, the Accounting Firm shall make all determinations required under this paragraph 4.6(d), shall provide to the Company and Officer a written report setting forth such determinations, together with detailed supporting calculations, and, if the Accounting Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to Officer. Any Gross-Up Payment, as determined pursuant to this paragraph 4.6(d), shall be paid by the Company to Officer within 30 days after receipt of the Accounting Firm's determination. Subject to the remainder of this paragraph 4.6(d), any determination by the Accounting Firm shall be binding upon the Company and Officer; provided, however, that Officer shall only be




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bound to the extent that the determinations of the Accounting Firm hereunder are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If it ultimately is determined in accordance with the procedures set forth in paragraph 4.6(d)(iii) that Officer is required to make a payment of any Excise Tax, the Accounting Firm shall reasonably determine the amount of the Underpayment (if any) that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Officer. In determining the reasonableness of Accounting Firm's determinations hereunder, and the effect thereof, Officer shall be provided a reasonable opportunity to review such determinations with Accounting Firm and Officer's tax counsel.


                          (iii) Officer shall notify the Company in writing of
any claims by the Internal Revenue Service that, if successful, would result in the imposition of any Excise Tax. Such notification shall be given as soon as practicable but no later than 30 calendar days after Officer actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Officer to Notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Officer under this paragraph 4.6(d) except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:


                          A. give the company any information reasonably
requested by the Company relating to such claim;


                          B. take such action in connection with contesting such
claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Officer


                          C. cooperate with the Company in good faith in order
effectively to contest such claim; and


                          D. if the Company elects not to assume and control the
defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation




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and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph 4.6(d), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue of forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Officer to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Officer, to the extent not previously advanced pursuant to this paragraph 4.6(d), on an interest-free basis and shall indemnify and hold Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.


                          (iv) If, after the receipt by Officer of an amount
advanced by the Company pursuant to paragraph 4.6(d) Officer becomes entitled to receive any refund with respect to such claim, Officer promptly shall pay to the Company the amount of such refund (together with any interest paid of credited thereon after taxes applicable thereto). In addition, in the case of any refund of an advanced amount that Officer is required to repay to the Company pursuant to the preceding sentence, Officer shall also repay to the Company the amount of any additional payment received by Officer from the Company in respect of taxes on such advanced amount, to the extent Officer is entitled to a refund of (or has yet paid) such taxes. If, after the receipt by Officer of an amount advanced by the Company pursuant to paragraph 4.6(d)(iii), a determination is made that Officer is not entitled to a refund with respect to such claim and the Company does not notify Officer in writing of its intent to contest such denial or refund prior to the expiration of 60 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


                          (v) For purposes of this paragraph 4.6(d), Change in
Control will be deemed to have occurred for purposes hereof, if (i) a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) the acquisition of beneficial ownership, directly or indirectly, by any person, other than in the capacity of an underwriter, (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities occurs; or
(iii) during any period of two consecutive years, a majority of the Board of Directors ceases, for any reason, to consist of Continuing Directors; provided that a Change In Control will not be deemed to have occurred for purposes hereof with respect to any




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person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1)
promulgated under the Securities Exchange Act of 1934, as amended. As used herein, "continuing Director" shall mean a member of the Board of Directors (i) as of the beginning of the relevant two year period or (ii) who was nominated or appointed (before initial election as a director) to serve as a director by a majority of the then Continuing Directors. Notwithstanding anything contained herein to the contrary, a Change In Control will not be deemed to have occurred for purposes hereof when within any 12 month period a majority of the Board of Directors resigns and the replacement directors (the "New Directors") are nominated or appointed by the remaining members of the Board of Directors.


                      (e) No Offset. Upon any termination of his employment with Bellcore, Officer shall be under no obligation to seek employment elsewhere, and there shall be no offset against amounts due to Officer under this Agreement on account of any remuneration or other benefit attributable to any subsequent employment that he may obtain.


                      (f) No Penalty. The parties agree that the amounts payable to Officer pursuant to this Section 4.6 are in the nature of severance payments considered to be reasonable by SAIC and Bellcore and are not in the nature of a penalty.


                      (g) Time For Payment. The payments provided in Section 4.6(b) and 4.6(c) shall be payable to Officer within thirty (30) days following termination of his employment with Bellcore.


                      (h) Exclusive Remedy. Officer shall be entitled to receive the severance benefits described in paragraph 4.6(b) only under the circumstances described in paragraph 4.6(b). Officer's right to receive the severance payments described in paragraph 4.6(b) and the rights described in paragraph 4.6(c) shall constitute Officer's sole and exclusive rights and remedies for and with respect to such termination without Cause or Constructive Termination.


               4.7 Deductions and Tax Withholding. All payments and benefits made or provided to Officer pursuant to this Agreement shall be subject to all customary deductions and withholding, including, without limitation, withholding for Social Security and other federal, state and local taxes, as Bellcore and SAIC reasonably shall determine.


               4.8 For Cause Termination. For purposes of this Agreement, an event or occurrence constituting "Cause" for termination shall include the following:


                      (a) Failure of Officer either (1) substantially to perform the employment duties and responsibilities assigned to him by Bellcore's Board of Directors or (2) to comply with reasonable requests made by SAIC or Bellcore which are materially related to Officer's performance of his employment duties and responsibilities, in either case after being given written notice of and a reasonable opportunity to cure such failure, if curable; or


                      (b) Officer engages in conduct that (i) is illegal or that contributes willful gross neglect or willful gross misconduct (including without limitation sexual harassment, race,



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sex or age discrimination or intentional fraud) and (ii) that results in material harm to Bellcore or SAIC; or


                      (c) Drunkenness or use of drugs or any controlled substance which (1) interferes with Employee's ability to perform any of his duties and responsibilities to SAIC or Bellcore, or (2) violates SAIC's Administrative Policy A-18 "Drug and Substance Abuse," a copy of which is attached hereto as Exhibit 4.8(c); or


                      (d) Officer's conviction of a felony or of any crime involving fraud or misrepresentation.


               4.9 Constructive Termination. For purposes of this Agreement, the term "Constructive Termination" shall mean a termination of Officer's employment with Bellcore at his initiative following the occurrence, without his prior written consent, of (1) a reduction of Officer's then current base salary (other than as part of an across-the-board reduction applicable to Bellcore's senior management officers), or (2) the material diminution of Officer's responsibilities, as they exist on the date of execution of this Agreement; provided, however, that:


                      (a) Officer specifically acknowledges and agrees that removal of Officer as Chief Executive Officer of Bellcore shall not constitute Constructive Termination of Officer if SAIC assigns Officer duties and responsibilities of equal importance and stature within SAIC or any of its other subsidiaries; and


                      (b) Constructive Termination shall be deemed to have occurred pursuant to clause (2) of this paragraph 4.9 above only if (i) Officer, immediately following those events which, in Officer's opinion, constitute a material diminution of his responsibilities, shall have delivered to SAIC and to Bellcore's Board of Directors written notice specifying in reasonable detail the facts and circumstances which he believes constitute such material diminution of his responsibilities, and (ii) the parties, for a period of not less than ninety
(90) days, in good faith shall have attempted to agree upon responsibilities which are commensurate with Officer's capabilities.


               4.10 Indemnification. Officer shall be indemnified with respect to any claim arising out of performance of his duties hereunder to the fullest extent permitted or authorized by Bellcore's certificate of incorporation, bylaws, Board resolutions, or the laws of the state of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, interest expenses of investigation, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Officer in connection therewith, and such indemnification shall continue as to Officer even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of any such person, and shall inure to the benefit of Officer's successors and assigns.



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                  5. PERFORMANCE CRITERIA AND CAREER DEVELOPMENT.


                      5.1 Bellcore Performance Criteria. Officer's annual performance review shall occur as promptly as possible after completion of each SAIC fiscal year beginning in approximately April, 1998. Bellcore's Board of Directors shall establish performance objectives, including revenue, profit, cash flow, marketing, sales and human resource goals. Bellcore and SAIC shall establish quantitative goals and objectives for Officer's performance on an annual basis, which shall include increases in Bellcore's revenues, profits, sales and cash flow over each prior year's performance.


                      5.2 SAIC Performance Criteria. Officer's performance also shall be evaluated based upon his cooperation and participation as a member of SAIC's executive team, led by Dr. J. R. Beyster, in accomplishing SAIC's major strategic goals and objectives for Bellcore, including without limitation (1) recruiting senior telecommunications executives to Bellcore or SAIC, (2) organizing Bellcore and SAIC in a flexible manner enabling them to meet market demands and utilize company resources most efficiently, and (3) assisting with integration of Bellcore and SAIC administrative functions.


                  6.  OFFICER COVENANTS.


                      6.1 Non-Competition.


                         (a) Covenants Not to Compete. During the period of
Officer's employment with Bellcore and for an additional period commencing upon the date of voluntary or involuntary termination (whether for Cause or otherwise) of Officer's employment with Bellcore and continuing until the date which is one (1) year following voluntary or involuntary termination (whether for Cause or otherwise) of Officer's employment with Bellcore (the "Restricted Period"), Officer shall not, without Bellcore's and SAIC's prior written consent, anywhere in the United States, (i) engage in Bellcore's or SAIC's business for his own account, or (ii) enter the employ of, or render any services to a Conflicting Organization (as defined below) as an individual partner, shareholder, officer, director, principal, agent, employee, trustee or consultant, or in any other relationship or capacity. Notwithstanding the foregoing, Officer may own, directly or indirectly, solely as a passive investment, securities of any person or entity which are publicly traded on any national securities exchange or in the over-the-counter market if Officer (A) is not a controlling person of, or a member of a group which controls, such Conflicting Organization and (B) does not own, directly or indirectly, one percent (1%) or more of any class of securities of such Conflicting Organization.


                         (b) Conflicting Organization. For purposes of paragraph
6.1(a), the term "Conflicting Organization" shall mean (i) any of Ameritech Services, Inc., Bell Atlantic NSI Holdings, Inc., BellSouth Telecommunications, Inc., Pacific Bell, Southwestern Bell Telephone Company, Telesector Resources Group, Inc., U. S. West Communications, Inc., or any of their respective parent companies, subsidiaries or affiliates, or (ii) any person or organization which
(A) is engaged in or about to become engaged in conducting research, development of products or services or offering or marketing products or services which compete or are intended to compete with the research, products or services of Bellcore or SAIC, or (B) if Officer rendered services to such person or organization potentially would involve the use or disclosure of confidential information as described in paragraph 6.2.


                      (c) Excluded Activities. Notwithstanding the foregoing, this paragraph 6.1 shall not apply to activities (i) engaged in by a non-profit research foundation or a similar non-profit organization, or (ii) engaged in by a government agency.


               6.2 Confidential Information. Prior to, during and after the Restricted Period, Officer shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Bellcore or SAIC, all confidential matters of Bellcore, SAIC and their affiliates or subsidiaries, including, but not limited to, trade "know-how," trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, and other confidential information regarding the business affairs of Bellcore, SAIC and either of their affiliates or subsidiaries learned by Officer at any time, and shall not disclose them to anyone outside Bellcore, SAIC and their affiliates or subsidiaries, either during or after employment by Bellcore, except (a) as required in the course of performing duties hereunder,
(b) with Bellcore's or SAIC's express written consent, or (c) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Bellcore or SAIC or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information; provided, however, that Officer shall have given to Bellcore and SAIC notice of, and an opportunity to contest, any such requirement. For this purpose, information known or available generally to the public or within the trade or industry of Bellcore or SAIC shall not be deemed to be confidential matters unless such information is or becomes known to the public or the trade or industry as a result of a breach by Officer of the provisions of this paragraph 6.2.


               6.3 Property of Bellcore. All memoranda, notes, lists, records, and other documents (and all copies thereof), in Officer's possession or custody, including but not limited to such items stored in computer memories, on microfilm or by any other means, made or compiled by or on behalf of Officer or made available to Officer concerning the (as applicable) business of SAIC, Bellcore or any of their (as applicable) affiliates or subsidiaries (other than personal rolodexes, personal tax, financial and correspondence files, and similar personal files), are and shall be SAIC's or Bellcore's property and shall be delivered to SAIC or Bellcore promptly upon the termination of Officer's employment with Bellcore, or at any other time on request.

               6.4 Employees of Bellcore or SAIC.


                      (a) Non-Solicitation. During the Restricted Period, Officer shall not directly or indirectly hire or attempt to hire, any person who he knows or reasonably should know is an employee of SAIC, Bellcore or their affiliates or subsidiaries. During the Restricted Period, Officer shall not hire any person who is known to Officer or reasonably should be known to Officer to have been employed by SAIC, Bellcore or any of their affiliates or subsidiaries within one year of such hire.


                      (b) Excluded Hires. Notwithstanding the foregoing, it shall not be a violation of this paragraph 6.4 if one of Officer's subordinates hires or attempts to hire a person described in this paragraph 6.4 if Officer has no knowledge of such action before it takes place.


               6.5 Intellectual Property.


                      (a) Assignment of Inventions. Officer hereby assigns and agrees to assign to Bellcore, its successors and assigns, all his right, title and interest in and to all inventions, discoveries, improvements, ideas, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter, "innovations"), whether or not patentable, copyrightable or susceptible to other forms of protection which, during the period of his employment with Bellcore or by its successors in business, he has made, conceived, created or developed, either solely or jointly with others, in the course of such employment or with the use of Bellcore's time, material or facilities, or relating to any subject matter with which Bellcore is then actively involved.


                      (b) Disclosure. Officer further agrees, without charge to Bellcore, but at its expense: (i) promptly to disclose any such innovations,
(ii) promptly, upon request, to execute a specific assignment to Bellcore of all rights, title and interest to such innovations, including priority rights arising from patent applications, and (iii) to do anything else legally and ethically required to secure patents, copyrights or other forms of protection for such innovations in the United States, and in other countries, both during and after his employment with Bellcore.


               6.6 Rights and Remedies Upon Breach. If Officer breaches, or threatens to commit a breach of, any of the provisions of Section 6 of this Agreement ("Officer Covenants"), Bellcore shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to SAIC or Bellcore under law or in equity:


                      (a) The right and remedy to have the Officer Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to SAIC and Bellcore and that money damages will not provide adequate remedy to SAIC or Bellcore; and


                      (b) The right and remedy to require Officer to account for and pay over to SAIC or Bellcore all compensation, profits, monies, accruals, increments or other benefits derived or received by Officer as the result of any transactions constituting a breach of any of the Officer Covenants.


               6.7 Severability of Covenants; Blue-Penciling. The parties acknowledge and agree that the Officer Covenants are reasonable and necessary, in light of (i) Officer's unique position, responsibility and knowledge of the operations of Bellcore, (ii) the global nature of Bellcore's and SAIC's businesses, and (iii) the unfair advantage that Officer's knowledge and expertise concerning Bellcore and its business would afford to a Conflicting Organization. In addition, the parties acknowledge and agree that the Officer Covenants will not impair Officer's ability to earn a livelihood, particularly in view of the substantial payments to be made hereunder. Nevertheless, if any court determines that any of the Officer Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision then shall be enforceable and shall be enforced. Furthermore, if any court determines that any of the Officer Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Officer Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.


          7. SAIC Guarantee. SAIC unconditionally guarantees prompt performance of Bellcore's obligations under this Agreement.


          8. Non-Disclosure Agreement. The terms of this Agreement, including but not limited to the nature and amounts of any compensation or benefits in the event of a termination of Officer's employment, shall be kept confidential and not disclosed to anyone or any entity except each party may disclose same to their respective attorneys, financial advisors and governmental entities which have a need to know such information. Bellcore may also disclose such information to its Board of Directors.


          9. Entire Agreement. This Agreement shall contain the final, complete and exclusive agreement and understanding of the parties with respect to the subject matter hereof. It may not be modified orally, but only by a written agreement signed by all parties hereto. If and to the extent any provision of this Agreement is in conflict or inconsistent with any of the employee benefit plans identified in Exhibit 4.5(d), this Agreement shall govern and control.


          10. Controlling Law. All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties. hereunder shall be governed by the laws of the State of New Jersey.


          11. Assignments. Bellcore and SAIC each shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, to any affiliate, successor or subsidiary of Bellcore or SAIC. except for SAIC's guarantee pursuant to Section 7 hereof, which shall continue in the event of any such assignment. Officer agrees that this Agreement is personal to him and his rights and interest hereunder may not be assigned, nor may his obligations and duties hereunder be delegated.

          12. Cumulative Remedies; No Waiver. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver or, or an election to exercise, any other such right or remedy. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default hereunder be construed as a waiver of any other default hereunder.


          13. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, telecopy or mailed, certified or registered mail with postage prepaid to the address for each party set forth on the signature page of this Agreement, or to such other address as such party may specify in writing.


          14. Representation By Counsel; Interpretation. Each party to this Agreement has been represented by counsel or has been afforded the opportunity to be represented by counsel in connection with this Agreement and the relationships contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The captions and headings to the paragraphs and sections of this Agreement are for reference purposes only and shall not be considered in interpreting this Agreement. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.


          15. Costs And Expenses. Each party to this Agreement shall pay all costs and expenses incurred by such party in the negotiation and preparation of this Agreement.


          16. Arbitration. Officer and Bellcore each shall enter into an arbitration agreement which shall contain substantially the same provisions and conditions as are included in SAIC's standard Mutual Agreement to Arbitrate Claims, which is attached hereto as Exhibit 16.


          IN WITNESS WHEREOF, the parties have executed this Agreement on this 18 day of December, 1997.






OFFICER:


S/ RICHARD C. SMITH, JR.
-----------------------------------
Richard C. Smith, Jr.


Address:

1023 Westover Road
Kansas City, MO  64113


[Signatures continued on next page]

BELLCORE:


Bell Communications Research, Inc.


By:   S/ JOHN GLANCY
      ---------------------------------------------------
      John Glancy,Vice Chairman of the Board of Directors


Address:

445 South Street
Morristown, NJ  07960-6438




SAIC:


Science Applications International Corporation


By:   S/ WILLIAM A. ROPER, JR.
      ---------------------------------------------------
      William A. Roper, Jr., Chief Financial Officer


Address:

1241 Cave Street
La Jolla, CA  92037

                                                                 EXHIBIT 10(l)-2



                 BONUS COMPENSATION STOCK RESTRICTION AGREEMENT

THIS BONUS COMPENSATION STOCK RESTRICTION AGREEMENT ("Agreement") is entered into by and between SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("SAIC" or "Company"), and the undersigned ("Stockholder"), who is affiliated with Company or a subsidiary of Company ("Subsidiary") as an employee or director.

WHEREAS, subject to the stockholder executing and returning this agreement to the Company's Stock Programs Department within 120 days from the Commencement Date, the Company has agreed to provide the above stated number of shares SAIC Class A Common Stock ("Bonus Stock") to the Stockholder pursuant to the Company's 1984 Bonus Compensation Plan and Stockholder has agreed that the ownership interest in such stock shall be subject to the terms and conditions hereinafter set forth. NOW, THEREFORE, in consideration of the foregoing, the parties have agreed to the following:

                   1. VESTING SCHEDULE. In the event Stockholder's affiliation with Company or any of its subsidiaries as an employee or director is terminated, for any reason, including death, any unvested shares of Bonus Stock shall automatically revert to Company without compensation as of the date of such termination of affiliation in accordance with the following vesting schedule:

                   (a) Prior to the first-year anniversary of the Commencement Date of this Agreement, all of the Bonus Stock shall be subject to reversion.

                   (b) After the first-year anniversary of the Commencement Date, 20% of the Bonus Stock shall be vested and the balance shall be subject to reversion.

                   (c) After the second-year anniversary of the Commencement Date, an additional 20% of the Bonus Stock shall be vested and the balance shall be subject to reversion

                   (d) After the third-year anniversary of the Commencement Date, an additional 20% of the Bonus Stock shall be vested and the balance shall be subject to reversion

                   (e) After the fourth-year anniversary of the Commencement Date, the final 40% of said Stock shall be vested.

The Company does not issue fractional shares and if the application of the foregoing vesting schedule results in a fraction of a share being vested, such fractional share shall be deemed to be subject to reversion. Stockholder shall not sell, transfer, assign, hypothecate, pledge, grant a security interest in, or in any other way alienate any of the Bonus Stock, or any interest or right therein, which is subject to reversion to Company. If shares of Bonus Stock revert in accordance with the foregoing vesting schedule, such shares shall automatically be deemed to have been transferred to Company, shall no longer be outstanding and all rights of Stockholder shall immediately terminate with respect to such shares. In the event of such reversion, Stockholder agrees to promptly return the stock certificates(s) that includes the reverted shares to Company. Upon return of such stock certificate(s), Company will issue a new stock certificate to Stockholder for the vested shares, if any, and to the extent that they are not repurchased by Company pursuant to its right to repurchase as set forth in Article Fourth of the Company's Restated Certificate of Incorporation.

Notwithstanding the foregoing, if Stockholder has not returned such stock certificate(s) within sixty(60) days following the date the Bonus Stock reverted to Company, in whole or in part, Stockholder hereby appoints Company or its agents to take all such action needed to effect the cancellation of such stock certificate(s).

                  2. FORFEITURE OF STOCK. In the event Stockholder fails to execute and return this agreement within 120 days from the Commencement Date, the shares granted pursuant to this agreement shall be forfeited.

                  3. RIGHTS, RESTRICTIONS AND LIMITATIONS. All shares of Bonus Stock issued to Stockholder pursuant to this Agreement are subject to the rights, restrictions and limitations set forth in Article Fourth of the Company's Restated Certificate of Incorporation.

                  4. RESTRICTIONS UNDER SECURITIES LAW. All shares of Bonus Stock covered by this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

                  5. INVESTMENT. Stockholder agrees that any and all shares of Bonus Stock acquired hereunder shall be acquired for investment and not for distribution.

                  6. EMPLOYMENT AT WILL. Stockholder's employment with Company is not for any specified term and may be terminated by Stockholder or Company at any time for any reason. Stockholder further acknowledges that this Agreement, despite the fact Stockholder is required to hold the Bonus Stock not yet vested for up to four years, does not constitute a promise or commitment by Company regarding any future employment, work assignments, compensation, or any other term or condition of employment.

                  7. CAPITAL ADJUSTMENTS. The formula price and number of shares shall be appropriately adjusted for any increase or decrease in the number of shares of stock which Company has issued and outstanding resulting from any stock split, stock dividend, combination of shares or any other change, or any exchange for other securities or any reclassification, reorganization, redesignation, recapitalization or otherwise.

                  8. INCORPORATION OF BONUS COMPENSATION PLAN. The Bonus Stock granted hereby, is granted pursuant to the Company's 1984 Bonus Compensation Plan (the "Plan"), and all terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditionals of the Plan shall prevail.

                  9. MISCELLANEOUS. This Agreement contains the entire agreement of the parties with respect to its subject matter. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of Company, and to the heirs, legatees and personal representatives of Stockholder.

                  10. GOVERNING LAW. This agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state's principles of conflict of laws.

                  11. NOTICE OF RESTRICTION. The parties agree that any stock certificate(s) issued representing the Bonus Stock granted hereunder shall contain a legend indicating that such stock is subject to the restrictions of this Agreement.

                  12. ALTERATIONS. Stockholder acknowledges that signing this Agreement constitutes an unequivocal acceptance of this Agreement and any attempted modification or deletion will have no force and effect upon the Company's right to enforce the terms and conditions heretofore stated.

                  IN WITNESS WHEREOF, Stockholder has executed this Agreement effective as of the year and day above written.


-----------------------------                        ---------------------------
Signature                                                       Date

                  Please sign and return. A copy for your files will be returned with your stock certificate. THIS AGREEMENT MUST BE SIGNED AND RETURNED WITHIN 120 DAYS OR THE AWARD WILL BE FORFEITED

SAIC: 3-95.

                                                                 EXHIBIT 10(l)-3

NON-QUALIFIED STOCK OPTION AGREEMENT AND CONFIRMATION
1995 STOCK OPTION PLAN


THIS AGREEMENT is entered into as of the above stated Grant Date by and between SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), and the undersigned, who is affiliated with the Company or a subsidiary of the Company ("Subsidiary") as an employee, director or consultant ("Optionee").

                                    RECITALS

WHEREAS the Company's Board of Directors has approved the granting to Optionee of an option to purchase shares of the Company's Class A Common Stock, $.01 par value per share ("Stock"), in the belief that the interests of the Company and Optionee will be advanced by encouraging and enabling Optionee to acquire a proprietary interest in the Company.

NOW, THEREFORE, in consideration of the mutual promises herein set forth, it is agreed:

1. GRANT OF OPTION; NUMBER OF SHARES; OPTION PRICE. Subject to Optionee executing and returning this Agreement to the Company's Stock Programs Department within 120 days from the Grant Date (unless such delay is approved by the Stock Option Committee, in its sole unreviewable discretion, upon a finding of good cause), the Company hereby grants to Optionee an option to purchase, on the terms and conditions herein set forth, all or any part of the number of shares of Stock ("Option Shares"), at the purchase price per share ("Option Price") both set forth above. In the event Optionee fails to execute and return this Agreement as provided above, the option will be forfeited and this Agreement will be null and void.

2. TERM OF OPTION. This option shall expire five (5) years from the Grant Date of this Agreement, except as and to the extent that the term of the option may sooner terminate as provided in Section 4 hereof. Notice of termination or expiration shall not be the responsibility of the Company.

3. EXERCISE OF OPTION. The right to exercise the option shall be in accordance with the following schedule:

     (a) The option may not be exercised in whole or in part at any time prior to the first-year anniversary of the Grant Date.

     (b) The option may be exercised as to 20% of the Option Shares after the first-year anniversary of the Grant Date.

     (c) The option may be exercised as to an additional 20% of the Option Shares after the second-year anniversary of the Grant Date.

     (d) The option may be exercised as to an additional 20% of the Option Shares after the third-year anniversary of the Grant Date.

     (e) The option may be exercised as to an additional 40% of the Option Shares after the fourth-year anniversary of the Grant Date.

The rights to exercise the option, as specified in the preceding schedule, shall be cumulative. Optionee may buy all, or from time to time, any part of the maximum number of Option Shares which are then exercisable, but in no case may Optionee exercise the option in regard to any fraction of a share. Except as set forth in Section 4(c) below, this option shall be exercisable only by Optionee.

4. TERMINATION OF OPTION. If Optionee shall cease to be affiliated with the Company or a Subsidiary as an employee, director or consultant, this option shall terminate in accordance with the following:

     (a) If Optionee ceases to be affiliated with the Company or a Subsidiary and such affiliation ceases for any reason other than death, retirement or permanent total disability, Optionee may exercise this option within the thirty (30) day period following such cessation of affiliation, but only to the extent that this option was exercisable at the date of such cessation of affiliation.

     (b) If Optionee is an employee and ceases to be affiliated with the Company or a Subsidiary and such affiliation ceases as a result of Optionee's normal retirement, permanent total disability or early retirement under the terms of a retirement or pension plan maintained by the Company or a Subsidiary and in which Optionee is a participant, Optionee may exercise this option within the ninety (90) day period following such cessation of affiliation, but only to the extent that this option was exercisable at the date of such cessation of affiliation.

     (c) If Optionee ceases to be affiliated with the Company or a Subsidiary and such affiliation ceases as a result of Optionee's death, this option may be exercised within the one (1) year period following such death, and then only by the beneficiary designated by Optionee or by the person or persons to whom Optionee's rights under this option shall pass by Optionee's will or by the laws of descent and distribution, but only to the extent that this option was exercisable at the date of Optionee's death.

     (d) If Optionee is an employee of the Company or a Subsidiary and is on a leave of absence pursuant to the terms of The Company's Administrative Policy No. B-11 "Unpaid Personal Leave of Absence", Optionee shall not during the period of such absence be deemed, by virtue of such absence alone, to have terminated Optionee's employment with the Company or a Subsidiary. Unless Optionee is on a Medical Leave (as hereinafter defined), all rights which Optionee would have had to exercise the option will be suspended during the period of such leave of absence. Upon Optionee's return to the Company or a Subsidiary, all rights to exercise the option shall be restored to the extent the option is exercisable at that time. If Optionee is on a Medical Leave, Optionee shall have all rights to exercise the option that Optionee would have had if Optionee were not on a Medical Leave. For purposes of this
          Section 4(d), "Medical Leave" shall be defined as a leave of absence for medical reasons which shall begin after ninety-one (91) consecutive calendar days of total disability leave and shall remain in effect until the earlier of a release by the attending physician for Optionee to return to work or until the termination of employment.

     (e) If any portion of the option granted hereunder is not exercised by the end of the applicable period specified in (a), (b) or (c) of this
          Section 4, any such unexercised portion and all of Optionee's rights with respect thereto shall terminate at the end of such period. In no event shall this option or any portion thereof be exercisable beyond the five (5) year term stated in Section 2.

5. RIGHTS, RESTRICTIONS AND LIMITATIONS. All shares of stock issued upon the exercise of this option are subject to the rights, restrictions and limitations set forth in Article Fourth of the Company's Restated Certificate of Incorporation, as amended.

6. RESTRICTIONS UNDER SECURITIES LAW. All shares of Stock covered by this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

7. INVESTMENT. Optionee agrees that any and all shares of Stock purchased upon the exercise of this option shall be acquired for investment and not for distribution.

8. CAPITAL ADJUSTMENT. The Option Price and the number of Option Shares shall be appropriately adjusted for any increase or decrease in the number of shares of Stock which the Company has issued and outstanding resulting from any stock split, stock dividend, combination of shares or any other change, or any exchange for other securities or any reclassification, reorganization, redesignation, recapitalization or otherwise.

9. INCORPORATION OF STOCK OPTION PLAN. The option granted hereby is granted pursuant to the Company's 1995 Stock Option Plan ("Plan"), all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.

10. EMPLOYMENT AT WILL. If Optionee is an employee of the Company or a Subsidiary, such employment is not for any specified term and may be terminated by employee or by the Company or a Subsidiary at any time, for any reason, with or without cause. Nothing in this Agreement or the Plan shall confer upon Optionee any right to continue in the employ of, or affiliation with, the Company or a Subsidiary nor constitute any promise or commitment by the Company or a Subsidiary regarding future positions, future work assignments, future compensation or any other term or condition of employment or affiliation.

11. MISCELLANEOUS. This Agreement contains the entire agreement between the parties with respect to its subject matter. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs, legatees and personal representatives of Optionee. Optionee acknowledges that signing this Agreement constitutes an unequivocal acceptance of this Agreement and any attempted modifications or deletions will have no force or effect upon the Company's right to enforce the terms and conditions stated herein.

12. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state's principles of conflict of laws.

IN WITNESS WHEREOF, THE UNDERSIGNED OPTIONEE HEREBY AGREES TO ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT, ACKNOWLEDGES RECEIPT OF THE 1995 STOCK OPTION PLAN AND HEREBY ACKNOWLEDGES THAT THIS AGREEMENT SHALL NOT BE BINDING ON THE COMPANY UNTIL AN UNALTERED COPY OF THIS AGREEMENT HAS BEEN SIGNED BY THE OPTIONEE, RETURNED TO, RECEIVED AND APPROVED BY THE COMPANY.



----------------------------------------                    --------------------
Signature of Optionee                                       Date

                                                                Exhibit 10 (l)-4

Officer shall be entitled to participate in the following employee benefit plans, or successors plans, but only for as long as and to the extent that Bellcore maintains such plans for the benefit of similarly situated Bellcore employees:

          1.        Officer Non-Qualified Pension Plan
          2.        Mid-Career Pension Plan
          3.        Officer Supplemental Savings Plan
          4.        Officer Supplementary Death Benefit Plan
          5.        Officer Long Term Disability and Survivor Protection Plan
          6.        Senior Management Financial Counseling Program
          7.        Officer Company-Provided Automobile Program

                                                                 EXHIBIT 10(l)-5

DRUG & SUBSTANCE ABUSE                                           5
                                                                 5/15/95
APPROVAL J.D. HEIPT, SENIOR VICE PRESIDENT-ADMINISTRATION        PAGE 1 OF 5


1.0       PURPOSE:

          To achieve a work force and a work environment free of illicit drugs and substance abuse by establishing a strong policy against such practices. The risk to national security, employee safety, and corporate integrity associated with illicit drugs and substance abuse is especially high because of the nature of the Company's business and its employee ownership base. These risks can be lowered and the interests of employee shareholders better protected by implementing a responsible program for the prevention of illicit use of drugs and substance abuse.

2.0       SCOPE:

          This policy applies to all employees of Science Applications International Corporation (SAIC) and its subsidiaries.

3.0       POLICY:

          SAIC expects employees to refrain from the illicit use of drugs and substance abuse. Such practices are contrary to the protection of national security, the maintenance of health and safety of the work force, and the performance of superior work expected of all SAIC employees. SAIC encourages employees engaged in the illicit use of drugs or substance abuse to obtain treatment or seek employment elsewhere. Employees found to be involved with illicit drugs or substance abuse will be subject to disciplinary action up to and including termination of employment. The use of alcohol in conjunction with company functions in a manner that encourages abuse or endangers persons or property is prohibited.

4.0       DEFINITIONS:

          4.1 ILLICIT DRUGS refers to substances controlled under the Federal Controlled Substances Act as amended.

          4.2 INVOLVEMENT WITH ILLICIT DRUGS refers to the possession, purchase, sale, or exchange of illicit drugs; to the illegal or non-prescription use of illicit drugs; or to the presence of illicit drugs in any screening performed under this policy.

          4.3 SUBSTANCE ABUSE refers to the excessive use or misuse of any drug, including prescription drugs, or alcohol in a manner that has an adverse impact on job performance.



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J.D. HEIPT, SENIOR VICE PRESIDENT-ADMINISTRATION                 PAGE 2 OF 5

          4.4 SCREENING refers to the process by which an individual demonstrates the absence (or presence) of illicit drugs in his or her body by submitting, through procedures prescribed by SAIC, a urine sample for illicit drug testing by an independent laboratory designated by SAIC. Any specimen designated as positive must have been evaluated by at least two analytically distinct methodologies.

          4.5 FITNESS FOR DUTY EXAMINATION refers to an examination conducted by an SAIC approved medical doctor who has the discretion as to which test(s) to administer to determine what drug or substance, if any, the employee is using. These tests include, but are not limited to, physical examination, blood alcohol test, urinalysis, and/or breathalyzer.

5.0       EMPLOYEE ASSISTANCE PROGRAM:

          It is SAIC's desire to assist those who may be involved with illicit drug use or substance abuse to refrain from such activity. In this connection, SAIC has established and maintains an Employee Assistance Program (EAP) as an adjunct to the SAIC Medical Benefits Plan for the purpose of providing confidential professional assistance to employees and members of their families concerning personal or emotional problems. These include drug and substance abuse. Voluntary submission for counseling or treatment through the EAP will be a private matter between the employee and the treatment provider unless the employee specifically authorizes the release of this confidential information to his or her supervisor. However, participation in a treatment or recovery program will not relieve an employee from the requirement of satisfactory job performance. The Company will provide management training in the procedures for identifying and referring to the EAP employees who might be suffering from personal problems that could signal possible substance abuse.

6.0       PRE-EMPLOYMENT SCREENING:

          6.1 All offers of SAIC employment will be contingent on the applicant's complying with SAIC's screening requirements.

          6.2 Prospective employees who fail the pre-employment screening are not eligible to become affiliated with SAIC as consultants, temporaries, payrollees, or other employee leasing agencies.



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J.D. HEIPT, SENIOR VICE PRESIDENT-ADMINISTRATION                 PAGE 3 OF 5

          6.3 Pre-employment screening will not be applicable in the case of individuals who become employed by SAIC as a result of a merger or acquisition of a business or enterprise.

          6.4 Pre-employment screening may be applicable in the case of individuals who are employed by SAIC in a foreign country where such testing is contractually required and not otherwise prohibited by applicable law.

7.0       EMPLOYEE SCREENING:

          7.1 SAIC employees and affiliated personnel such as consultants, payrollees, temporaries, or other employee leasing agencies will be subject to screening when required by SAIC Company Policy, federal law, regulations, executive orders, or by the terms of contracts entered into by SAIC. Detailed procedures implementing such requirements will be provided to affected operations as appropriate.

          7.2 Any employee who refuses to comply with a properly authorized screening requirement under 7.1 will be ineligible to work in positions subject to such requirements. If no suitable alternative work assignment is available, the employee will be subject to layoff. Any employee who fails to pass a screening requirement under 7.1 will be ineligible to remain in any position subject to such screening requirement and will be subject to disciplinary action up to and including termination of employment.

          7.3 Any employee who is suspected of being involved with drug or substance abuse under 8.1 may be instructed to submit to a fitness for duty examination. The examining physician will be informed of the reasons for the referral of the employee by the referring SAIC manager. Based upon the examination and/or test results, the medical doctor will render an opinion whether the employee is fit for duty. Any employee who fails to pass a screening and/or fitness for duty examination requirement under 8.1 may be ineligible to remain in his or her position and will be subject to disciplinary action up to and including termination of employment. Should an employee, who is suspected of being involved with drug or substance abuse under 8.1, refuse to submit to a fitness for duty examination, management will be forced to determine what disciplinary action, if any, is appropriate based on information then available, including any documentation of employee's refusal to submit to an examination.

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J.D. HEIPT, SENIOR VICE PRESIDENT-ADMINISTRATION                 PAGE 4 OF 5


8.0       REASONABLE SUSPICION SCREENING:

          8.1 Screening, which may include a fitness for duty examination, will be required of an existing employee when, at the determination of SAIC management in coordination with the Regional/Sector/Group Human Resource office, Corporate Human Resources, and the Legal Department, reasonable suspicion exists that an employee may be involved with illicit drugs or may be under the influence of illicit drugs or substance abuse while at work. Such suspicion is determined on a case-by-case basis in regard to the specific facts and circumstances involved. Reasonable suspicion may be inferred from, among other things:

                    8.1.1 Involvement by the employee in a work place accident or an incident or other circumstances which resulted in, or could have resulted in, personal injury or damage to property, and in which a supervisory employee reasonably suspects that the employee was impaired by illicit drugs or substance abuse at the time the acts or omissions contributed to the occurrence of the accident, incident, circumstances; or

                    8.1.2 Evidence of illicit drug involvement or behavior of an employee which causes a supervisory employee to have reasonable belief, based upon observation of the employee's speech, hearing, motor coordination, judgment, appearance, odors, or other observable factors, that the employee is impaired by illicit drugs or substance abuse. In all instances where this belief is based primarily on second party observation, the supervisor shall make every reasonable effort to confirm these observations directly.

9.0       FOLLOW-UP SCREENING:

          Screening may be requested by an employee or may be required of an employee by SAIC management as part of an abatement or a rehabilitation/counseling treatment program for substance abuse. Such follow-up screening may be on an unannounced schedule for a period of time specified as part of the abatement or rehabilitation/counseling treatment program.

10.0      RESCREENING:

          Any individual whose drug test screens positive for illicit drug content may request, through Corporate Human Resources, a written copy of the test results. The individual may also request that the same urine specimen be retested by another laboratory approved by SAIC.



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11.0      SPECIMEN ADULTERATION:

          Any individual whose urine specimen test result indicates that it has been adulterated or diluted will be deemed to have failed to comply with the screening requirement and to have failed to pass the required screening.

12.0      CONFIDENTIALITY:

          All information and records concerning individual screening results shall be kept confidential and maintained separate from employee personnel files. Only the designated senior personnel managers and other members of management with a need to know shall have access to individual screening results.

13.0      RIGHT OF SEARCH ON COMPANY PROPERTY:

          SAIC reserves the right to enter, search, and inspect all personal hand-carried articles as well as Company property, including but not limited to lockers, desks, Company vehicles, and any materials transmitted in Company mail or shipment channels, whether sealed or locked, at any time, without the employee's specific consent.

                                                                 EXHIBIT 10(l)-6

SAIC EMPLOYMENT ARBITRATION RULES AND PROCEDURES

1.        DEMAND FOR ARBITRATION

          Any party to an Arbitration Agreement may initiate arbitration by serving upon the other party, either personally or by mail, a completed Mediation/Arbitration Request Form (Attachment A to the SAIC Employee Dispute Resolution Guide). (See Rule 7[K] hereof). A copy of the Mediation/Arbitration Request Form must be promptly sent by SAIC to the appropriate AAA office. If on the date, the Mediation/ Arbitration Request Form is received by SAIC, any claim, if asserted in a civil action, would have been barred by the applicable Statute of Limitations, then the claim shall be deemed barred for purposes of arbitration.

          An arbitration also is initiated by the receipt by AAA of an order from a court compelling arbitration. For purposes of the Statute of Limitations, the arbitration is deemed initiated as of the date of issuance of the court order, not any other date (such as the date of the commencement of the judicial proceedings that led to the order).

2.        SELECTING THE ARBITRATOR

          Promptly upon receipt of the completed Mediation/Arbitration Request Form, AAA will provide each party with an identical list of seven (7) prospective arbitrators from its panel of labor and employment arbitrators. (For purposes of arbitrator selection, all defendants, whether or not separately represented, shall be deemed to be one party). Within fifteen (15) working days from receipt of the AAA list, the parties or their representatives will meet or participate in a teleconference to select an arbitrator in the following manner. Each party shall alternately strike the name of any arbitrator on the list to which it objects. The party initiating the claim will strike first. If a party does not timely participate in such meeting or teleconference, all persons on the list will be deemed acceptable to the non-responding party. If after striking, no mutually acceptable arbitrator exists, a new list of seven (7) prospective arbitrators shall be issued by AAA. Each party shall alternately strike one of the arbitrators from the list until only one arbitrator remains. The party asserting the claim will strike first. If the arbitrator named declines or is or becomes unable to serve, or if for any reason the appointment cannot be made from the submitted lists, the selection process shall be repeated from the beginning.

3.        HEARING DATE

          The arbitrator will promptly set a hearing date and time and will mail written notice to each of the parties at least sixty (60) days in advance of the hearing unless the parties otherwise agree or mutually waive notice.

4.        ADMINISTRATIVE CONFERENCE (AS NECESSARY)

          Once an arbitrator is selected, the parties may request or the arbitrator may require one or more administrative conference(s). Such conference is for the purpose of setting procedure, managing discovery, exchanging witness and expert lists, narrowing the issues in dispute, or such other matters as may be deemed necessary or expedient by the arbitrator for the efficient administration and hearing of the dispute.

          In complex cases, the arbitrator will assist the parties in defining the issues and obtaining stipulations where possible.



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


MEDIATION/ARBITRATION REQUEST FORM


VIOLATION OF LAW:
Indicate below any federal, state or local law, statute, regulation or ordinance you claim the Company has violated.


OTHER:
Indicate below the basis of any other claims that involve a legally protected right.


Please note that your claim(s) must involve legally protected rights to be eligible for arbitration or mediation. See pages 8 and 12 of the Employee Dispute Resolution Guide (the "Guide").

3. Indicate other stages (if any) in the Dispute Resolution process used to hear your claims:

          Management Review
          Appeals Committee
          Mediation

4. Indicate the amount of your claims (i.e., the amount of damages you seek to recover) and/or describe any other relief you seek:
          Amount of Claims:
          Description of Other Relief Sought:


5.        Indicate the amount of the filing or processing fee enclosed:


          Please note that a check payable to "SAIC" in the amount of the applicable filing or processing fee is required before mediation or arbitration can be initiated. For mediation, the processing fee is $50.00. For arbitration, the filing fee is 50% of the applicable, then current AAA employment arbitration filing fee. The schedule showing the AAA employment arbitration filing fees in effect on January 31, 1994 is attached to the SAIC Employment Arbitration Rules and Procedures (Attachment C to the Guide).

          Employee represents that he or she has a dispute that is eligible for mediation under the Guide or arbitration pursuant to the Mutual Agreement to Arbitrate Claims (Attachment B to the Guide), and is submitting the dispute for resolution.

          Date_________         Employee's Signature_________________________

          MediationlArbitration Request Form received on this date._____________ Received by Corporate Regional HR Director____________________________ Arb-Req.Frm



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
                                                                 Exhibit 10(l)-7



                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        That certain Employment Agreement dated December 18, 1997 ("Employment Agreement"), by and among Science Applications International Corporation, a Delaware corporation ("SAIC"), Bell Communications Research, Inc., a Delaware corporation ("Bellcore"), and Richard C. Smith ("Officer"), is hereby amended by this First Amendment to Employment Agreement dated February 2, 1998 ("First Amendment") in the following particulars only:

        1. Effective Date. The Effective Date of the Employment Agreement was January 5, 1998.

        2. Inducement Stock Award. Paragraph 4.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

                4.1 Inducement Stock Award.


                        (a) Grant of SAIC Common Stock. As consideration (i) for
                Officer's agreement to accept employment with Bellcore and for Officer's performance of the Officer Covenants (as defined in Section 6), and (ii) to compensate Officer for the loss of vesting stock and options granted or awarded to Officer by his previous employer, SAIC shall cause to be irrevocably deposited in trust for the benefit of Officer and his beneficiaries, under the terms set forth in paragraph 4.1(b) below, vesting shares of SAIC's Class A Common Stock ("Common Stock") having a value of $1,500,000.00, determined by reference to the formula price for each share of Common Stock (as determined by SAIC's Board of Directors) (the "Formula Price") in effect as of the Effective Date (hereinafter, the "Inducement Stock Award"). (Such trust shall be referred to hereinafter as the "Rabbi Trust.") The Inducement Stock Award shall be deposited in the Rabbi Trust within ninety (90) days following the Effective Date.


                        (b) Terms of Rabbi Trust: Distribution. The instrument
                governing the Rabbi Trust (hereinafter, the "Trust Instrument"), to the extent reasonably necessary to assure that SAIC's obligations with respect to the Inducement Stock Award will continue to be treated as "unfunded" for purposes of the Employee Retirement Income Security Act ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"), shall provide that upon insolvency of SAIC the assets of the Rabbi Trust will be subject to the claims of SAIC's general creditors. The Trust Instrument shall provide that in other respects the assets of the Rabbi Trust attributable to the Inducement Stock Award will be maintained for the exclusive benefit of Officer and his beneficiaries, and will otherwise be subject to all fiduciary and other requirements of applicable state trust law. The Trust Instrument shall provide for the distribution of the Inducement Stock Award in accordance with its terms and conditions.


        3. Inducement Stock Options. Paragraph 4.4(a) of the Employment Agreement is hereby amended by adding the following sentence to the end of Paragraph 4.4(a):


           Such Vesting Options will provide for an exercise price at the Formula Price in effect on the date they are issued.


        4. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signature by telecopy shall be sufficient to evidence a party's intention to be bound hereby, provided that such party forwards his or her original signature to the other parties by first class mail or overnight delivery service.

        5. Legal Effect. Except as amended by this First Amendment, the Employment Agreement shall remain in full force and effect.

        6. Governing Law. This First Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of New Jersey.


        7. Headings. The headings of the Sections and Articles of this First Amendment are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this First Amendment.


        8. Representation by Counsel; Interpretation. Each party to this First Amendment has been represented by counsel or has had the opportunity to review this First Amendment and to discuss the transactions contemplated hereby with counsel of its choice. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this First Amendment against the party that drafted it has no application and any such right is expressly waived. The provisions of this First Amendment shall be interpreted in a reasonable manner to effect the intent of the parties hereto.


"SAIC"                            SCIENCE APPLICATIONS INTERNATIONAL
                                  CORPORATION


                                  By:  S/ WILLIAM A. ROPER
                                       -----------------------------------------
                                       William A. Roper, Chief Financial Officer


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

"Bellcore"                        BELL COMMUNICATIONS RESEARCH, INC.

                                  By: S/ JOHN E. GLANCY
                                      ------------------------------------------
                                      John E. Glancy, Vice Chairman of the Board
                                      of Directors


"Officer"                         S/ RICHARD C. SMITH
                                  ----------------------------------------------
                                  Richard C. Smith